Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, 602.957.9779
cwalsh@walshcomm.com

GameTech Announces New Director, Jay Meilstrup
Niagara Falls casino executive named to board of directors

RENO, Nev., (March 31, 2005) GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced that Jay Meilstrup has been appointed to its Board of Directors. Most recently, Meilstrup was the senior vice president Niagara Properties at Niagara Falls Casino in Niagara Falls, Ontario, Canada.

The announcement was made by John Furman, GameTech’s president and chief executive officer who stated, “We are pleased to welcome Jay Meilstrup to our Board of Directors. He brings more than 17 years of experience in the gaming industry and will be a welcome addition to our Board and GameTech. Meilstrup understands the casino business from the operations and management perspective, which will be invaluable to GameTech.”

Meilstrup was also the general manager of Casino Niagara, Canada’s most popular tourist attraction, for five years and was vice president of game development for Shuffle Master Gaming prior to that time.

GameTech International, Inc. is a leading supplier of a comprehensive line of Electronic bingo equipment, including hand-held bingo units, fixed-base units and turnkey accounting and management software. The Company supports its bingo operator customers with products it believes increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

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